Registration Statement No. 333-125947

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FORD MOTOR CREDIT COMPANY
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
38-1612444
(I.R.S. Employer Identification No.)
One American Road
Dearborn, Michigan 48126
(313) 322-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacy P. Thomas
Assistant Secretary
Ford Motor Credit Company
One American Road
Dearborn, Michigan 48126
(313) 594-9877
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of each class of	Amount to be	maximum offering	aggregate	Amount of
securities to be registered	registered	price per unit	offering price	registration fee

Floating Rate Demand Notes	$18,000,000,000	100%	$18,000,000,000	$0(1)

(1)	Estimated solely for the purpose of determining the registration fee. This registration statement covers all investments in the Notes up to $18 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $10 billion at a particular time. Registration fees for up to $10 billion net aggregate principal amount of Notes were paid previously in connection with Registration Statements Nos. 333-107955, 333-45015, and 333-92595.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Ford Motor Credit Company
$18,000,000,000
Ford Interest Advantage
FLOATING RATE DEMAND NOTES

      Ford Motor Credit Company offers its Ford Interest Advantage Floating Rate Demand Notes, referred to hereafter as the Notes. The Notes provide investors a convenient means of investing funds directly with Ford Credit. The Notes pay interest at a floating rate. Ford Credit files pricing supplements with the SEC that disclose the then-current interest rate on the Notes.
      Key aspects of the Ford Interest Advantage program are:

•	The Notes will pay interest above the average rate of taxable U.S. money market funds.

•	You may redeem your Notes at any time.

•	Your investment is recorded by an Agent Bank appointed by us.
      Key factors to consider before investing include:

•	Your investment is not a bank account and is not insured by the Federal Deposit Insurance Corporation or any other insurance.

•	The Notes are not an investment in a money market mutual fund and are not subject to the requirements of the Investment Company Act of 1940 (including requirements relating to diversification and quality of investments).

•	The Notes are unsecured obligations of Ford Credit and only Ford Credit’s assets that have not been sold or securitized are available to pay the principal of and interest on the Notes. It is possible for you to lose some or all of your investment in the Notes, including accrued interest, if Ford Credit is unable to pay its debts, becomes bankrupt or seeks creditor protection.

•	The Notes are not obligations of or guaranteed by Ford Motor Company, the Agent Bank or anyone else.

•	The Notes are not transferable.
      The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only), of which approximately $133 billion was outstanding at March 31, 2005.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July      , 2005

SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION CONCERNING FORD CREDIT
How to Redeem Investments
AGENT BANK AND ADMINISTRATION
TAXES
TERMINATION, SUSPENSION OR MODIFICATION
RIGHTS NOT TRANSFERABLE
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
EXHIBIT INDEX
Form of Seventh Supplemental Indenture
Ford Interest Advantage Terms and Conditions
Opinion of Stacy P. Thomas, Assistant Secretary

     You should rely only on the information contained or incorporated by reference in this Prospectus. No one has been authorized to provide you with different information.
     The Notes are not being offered in any jurisdiction where the offer is not permitted.
     You should not assume that the information in this Prospectus is accurate as of any date other than the date of this Prospectus.

SUMMARY
      This section summarizes the terms of the Notes that are described in greater detail below under “Ford Interest Advantage Terms and Conditions Summary.” You should read this more detailed description and the accompanying prospectus, as well as the applicable pricing supplements relating to the Notes.

Issuer	Ford Motor Credit Company

Title	Ford Interest Advantage Floating Rate Demand Notes

Amount	Up to $18,000,000,000 aggregate principal amount

Ranking	The Notes are unsecured and unsubordinated obligations of Ford Credit and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Ford Credit, of which approximately $133 billion was outstanding at March 31, 2005.

Minimum Investment	$1,000

Maturity	The Notes are demand investments redeemable in whole or in part at any time at the option of the holder.

Interest	The Notes earn interest at a floating rate per annum equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™ and at least 1/4 of one percentage point. In addition, Ford Credit may from time to time, at its sole discretion, increase the rate of interest payable on the Notes by adding to this base rate an incremental per annum rate. Different incremental rates may be payable to investors based on the aggregate principal amount of their investment in the Notes, with larger principal amounts receiving a higher incremental rate. The floating interest rate is subject to adjustment weekly. When the rate changes, Ford Credit files a pricing supplement with the SEC disclosing the new rate.

The Notes are not issued by and do not constitute an investment in a money market mutual fund, which is a diversified fund consisting of investments in short-term debt securities of many different issuers.

Form of Notes	The Notes are issued as one or more global securities held by the depositary, which is currently The Bank of New York. Book-entry records for each investor are maintained by the Agent Bank. See “Description of Notes — Global Securities” in the accompanying prospectus.

Agent Bank	The Northern Trust Company

Trustee	The Bank of New York

RISK FACTORS
      Your investment in the Notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. Notes are not an appropriate investment for you if you do not understand the terms of the Notes or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit’s periodic reports referred to in “Where You Can Find More Information,” below. You should not purchase Notes unless you understand and know you can bear all of the investment risks involving the Notes.
      Ford Credit’s Credit Ratings May Not Reflect All Risks of an Investment in the Notes. Our short-and long-term debt is rated by the following four credit rating agencies, designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission and their ratings of our debt are set forth below:

	Long-Term	Short-Term	Outlook

• Dominion Bond Rating Service Limited	BBB(high)	R-2(high)	Negative
• Fitch, Inc.	BBB	F2	Negative
• Moody’s Investors Service, Inc.*	Baa2	P2	Negative
• Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc.	BB+	B-1	Negative

*	On June 22, 2005, Moody’s Investors Service, Inc. announced that it had placed Ford Credit’s long-term and short-term ratings under review for possible downgrade.
     A credit rating reflects an assessment by the rating agency of the credit risk associated with particular securities we issue, based on information provided by us, Ford and other sources. Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria for evaluating company risk, and therefore ratings should be evaluated independently for each rating agency. Lower credit ratings generally result in higher borrowing costs and reduced access to capital markets. Our credit ratings are closely associated with the rating agencies’ opinions on Ford. Our lower ratings over the past several years are primarily a reflection of those opinions, including concerns regarding Ford’s automotive cash flow and profitability, declining market share, excess industry capacity, industry pricing pressure and rising healthcare costs. The credit ratings of Ford Credit may not reflect all risks related to the Notes.
      The Interest Rate Paid on the Notes May Not Bear any Relation to the Investment Risk. The interest rate on the Notes, which is the base rate described below under “Ford Interest Advantage Terms and Conditions Summary — Interest Rate Information” plus any incremental rate we may choose to pay in our sole discretion, does not necessarily bear any relation to the risks associated with or change in the creditworthiness, credit rating or financial condition of either Ford or Ford Credit.
      The Notes Are Not a Diversified Investment. The Notes are not an investment in a money market mutual fund holding diversified investments in the securities of many companies. Only the assets of Ford Credit that have not been sold or securitized are available to pay the principal of and interest on the Notes. Because the Notes are unsecured debt securities issued by a single issuer, you will not have the benefits of diversification offered by money market mutual funds or other investment companies. For this reason, investors also will not have the protections provided to mutual fund investors under the Investment Company Act of 1940.
      Ford Credit Is Not a Bank, and Investments In the Notes Are Not Insured by the Federal Deposit Insurance Corporation or Any Other Source. Only Ford Credit is obligated to pay the principal of and interest on the Notes, and only its assets are available for this purpose. If Ford Credit’s assets are insufficient to pay the principal of and interest on the Notes, you could lose some or all of your investment. No private or government source guarantees return of your investment in the event of a failure of Ford Credit to repay your investment. The Notes are not an obligation of Ford Motor Company, the Agent Bank or any other entity. No banking relationship exists between investors and the Agent Bank.

      The Notes are Not Transferable. You may redeem your investment in the Notes at any time in whole or in part as described in this Prospectus. However, you cannot transfer your investment in the Notes to someone else. As a result, no secondary market for the Notes currently exists or will ever exist, and, consequently, there is no public market valuation of the Notes to assist investors in evaluating the Notes or their yield.
WHERE YOU CAN FIND MORE INFORMATION
      The Notes are unsecured debt securities of Ford Credit, and only assets of Ford Credit that have not been sold or securitized are available for payments of principal and interest on the Notes. You can learn more about Ford Credit’s financial results and credit ratings by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.
      The SEC allows Ford Credit to incorporate by reference the information Ford Credit files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the Notes has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2004, referred to hereafter as the 2004 10-K Report.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, referred to hereafter as the First Quarter 10-Q Report.

•	Current Reports on Form 8-K dated March 16, 2005, April 1, 2005, April 8, 2005, April 14, 2005, April 20, 2005, May 3, 2005, May 25, 2005, June 1, 2005, June 13, 2005, June 21, 2005, and July 1, 2005.

      These reports include information about Ford as well as information about Ford Credit.
      You may request copies of these filings at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address:

Ford Motor Credit Company One American Road Dearborn, MI 48126 Attn: Corporate Secretary 1-800-426-2888
INFORMATION CONCERNING FORD CREDIT
      Ford Credit was incorporated in Delaware in 1959 and is an indirect, wholly-owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.
      Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. Our primary financing products fall into three categories:

•	Retail financing — purchasing retail installment sale contracts and retail lease contracts from dealers, and offering financing to commercial customers, primarily vehicle leasing companies and fleet purchasers, to lease or purchase vehicle fleets;

•	Wholesale financing — making loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing; and

•	Other financing — making loans to dealers for working capital, improvements to dealership facilities, and to purchase and finance dealership real estate.

      We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, purchase certain receivables of Ford and its subsidiaries and provide insurance services related to our financing programs.
      We earn our revenue primarily from:

•	Payments made under retail installment sale contracts and retail leases that we purchase, including interest supplements and other support payments from Ford on special-rate retail financing programs;

•	Investment and other income related to sold receivables; and

•	Payments made under wholesale and other dealer loan financing programs.
      We conduct our financing operations directly or through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We divide our business segments based on geographic regions: a North America Segment and an International Segment. The North America Segment includes our operations in the United States and Canada. The International Segment includes our operations in all other countries in which we do business directly and indirectly.
North America Segment
      Ford Credit does business in all 50 states of the United States through about 130 dealer automotive financing branches and seven regional service centers. We do business in all provinces in Canada through 14 dealer automotive financing branches and two regional service centers. Our United States operations accounted for 68% and 69% of our total managed receivables at year-end 2004 and 2003, respectively, and our Canadian operations accounted for about 7% and 6% of our total managed receivables in 2004 and 2003, respectively.
      In the United States and Canada, under the Ford Credit brand name, we provide financing services to and through dealers of Ford, Lincoln and Mercury brand vehicles and non-Ford vehicles also sold by these dealers and their affiliates. We provide similar financial services under the Jaguar, Land Rover, Mazda and Volvo brand names to and through Jaguar, Land Rover, Mazda and Volvo dealers, respectively. Under the PRIMUS label, we provide financing services to Aston Martin and non-Ford dealers in the United States and Canada.
International Segment
      Ford Credit’s International segment includes operations in three main regions: Europe, Asia-Pacific and Latin America. Our Europe region is our largest international operation, accounting for 19% and 18% of our total managed receivables at year-end 2004 and 2003, respectively. Most of our European operations are managed through a U.K.-based subsidiary, FCE Bank plc, which operates in the United Kingdom and on a branch basis in 16 European countries. In addition, FCE Bank has subsidiaries in the United Kingdom, Finland, Hungary, Poland and the Czech Republic that provide wholesale, leasing and retail vehicle financing. In the Asia-Pacific region, we operate in Australia, Japan, Taiwan, Thailand and New Zealand. We have joint ventures with local financial institutions and other third parties in India, the Philippines and Indonesia. We maintain a presence in China through a representative office. The banking authority in China, the China Banking Regulatory Commission, has approved our initial application to provide auto financing in China and our final application is pending approval. In the Latin America region, we operate in Mexico, Puerto Rico, Brazil, Chile, Venezuela and Argentina.
      The mailing address of Ford Credit’s executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

DESCRIPTION OF NOTES
General
      Investments in the Notes are subject to the Ford Interest Advantage Terms and Conditions, referred to hereafter as the Terms and Conditions. The principal provisions of the Terms and Conditions are summarized in the next few pages. This summary is subject to the detailed provisions of the Terms and Conditions, which are controlling. A copy of the Terms and Conditions has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. A copy of the Terms and Conditions is available to any investor upon written request.
      A record of the amount invested in the Notes is maintained for each investor. The net aggregate principal amount of your Notes (which at any time equals all amounts you invested in the Notes, together with accrued interest thereon, less your redemptions) is recorded on a register maintained by The Northern Trust Company, acting as the Agent Bank.
      An investment in the Notes does not constitute an investment in a bank account and is not protected by the Federal Deposit Insurance Corporation or any other insurance. The Notes are not an investment in a money market mutual fund holding diversified investments in securities of many companies. Because the Notes are unsecured debt securities issued by a single issuer (Ford Credit), investors will not have the advantage of diversification offered by money market mutual funds and will not have the protection provided by the Investment Company Act of 1940.
      Investments in the Notes are non-transferable. Ford Credit reserves the right to withdraw, cancel or modify the offer of the Notes at any time. Ford Credit may reject any offer to purchase Notes in whole or in part.
      Ford Credit formerly offered variable denomination floating rate demand notes. From the date of this prospectus, all investments received by Ford Credit through the Agent Bank will be deemed to be investments in the Floating Rate Demand Notes offered by this prospectus.
      The Notes are unsecured obligations of Ford Credit, will be issued in registered form only, without coupons, and will be identical except for the issue date. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described below. The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only), of which approximately $133 billion was outstanding at March 31, 2005.
      The Notes will be issued in the form of one or more global certificates that will be deposited with a depositary, referred to hereafter as the Depositary, which at present is The Bank of New York. Beneficial interests in global certificates will be shown on records maintained by the Depositary or the Agent Bank. While the Notes are represented by one or more global certificates:

•	You will not be able to have the Notes registered in your name.

•	You will not be able to receive a physical certificate for the Notes.

•	Our obligations under the Notes, as well as the obligations of the Trustee, will run only to owners of beneficial interests in the Notes as recorded in records maintained by the Depositary or the Agent Bank.
      You can obtain current Note investment information by calling toll-free 800-462-2614 or by visiting our web site at http://www.fordcredit.com/interestadvantage/. You also may write to Ford Interest Advantage, The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936 to obtain Note investment information. Further information about the Notes and assistance in investing is available on the web site or by calling the number or writing to the address given above.
      Information on all fees charged in connection with administration of Note investments is available on our web site or from the Agent Bank.
      Plan provisions summarized here may be modified for limited numbers of investors who voluntarily participate in tests of new program features evaluated by Ford Credit from time to time.

Interest Rate Information
      Current interest rate information is available on our website (http://www.fordcredit.com/interestadvantage/) or by calling toll-free 800-462-2614.
      The Notes earn interest at a floating rate per annum equal to the sum of the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™*and at least 1/4 of one percentage point, referred to herein as the base rate. In addition, Ford Credit may from time to time, at its sole discretion, increase the rate of interest payable on the Notes by adding to the base rate an incremental per annum rate. Different incremental rates may be payable to investors based on the net aggregate principal amount of their Notes, with larger aggregate principal amounts receiving a higher incremental rate. Payment of incremental rates may be discontinued at any time.
      The interest rate is determined and becomes effective on the next following Monday each time a new seven-day average yield (non-compounded) for all taxable money funds reported in Money Fund Report™ is available. The new seven-day average yield (non-compounded) plus an additional 1/4 of one percentage point becomes the base rate for the following seven-day period. If in any week Money Fund Report™ is not available, the base rate for the following calendar week will be the same as that for the previous calendar week. If Money Fund Report™ ceases to be published, an approximately equivalent effective base rate for investments in the Notes will be determined on the basis of a formula established by Ford Credit.
      Interest on Notes either at the base rate or an incremental rate, as the case may be, accrues daily and is credited to each investor and automatically reinvested in additional Notes as of the last day of each calendar month. The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with other investments which use a different method of calculating a variable yield or which pay a fixed yield for a stated period of time. In addition, money market mutual funds subject to the Investment Company Act of 1940 generally are required to maintain a diversified portfolio of short-term investments, substantially all of which must be assigned the highest short-term rating from at least two nationally recognized statistical rating organizations.
      Money Fund Report™ is published weekly and includes yield statistics for nearly all taxable money funds in operation. The reported yields are obtained from the money funds themselves and are stated on a consistent simple interest basis to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money funds. While Money Fund Report™ states that the yield information obtained from money funds is screened by the publisher, no guarantee of the accuracy of the information contained in Money Fund Report™ is made by Ford Credit.
      Interest credited for any given past period on investments in the Notes is not an indication or representation of future results. Because the weekly interest rate applicable to investments in the Notes may fluctuate, such information may not provide a basis for comparison with bank deposits, other investments which pay a fixed yield for a stated period of time, or investment companies, including money market mutual funds, which may use a different method of calculating yield. Information on the current interest rate applicable to investments in the Notes is available on our web site, or by calling toll-free 800-462-2614.
How to Invest
      General. You may purchase Notes at any time, without charge to you, by check, by wire transfer, by automatic charge to your bank account or by such other means as Ford Credit from time to time determines. The minimum initial amount which you may invest is $1,000. The minimum amount for subsequent investments is $50. A minimum net aggregate principal amount of Notes (presently set at $1,000) must be maintained at all times. If your net aggregate principal amount of Notes falls below the minimum required, Ford Credit may redeem your Notes or deduct a monthly maintenance fee from the net aggregate principal amount of your Notes. Redemptions of Notes for this purpose will be effected by mailing a check for the principal amount of the Notes, plus accrued and unpaid interest, to the investor address of record. The investor will be notified in advance if Notes are to be redeemed for this reason.

        * Money Fund Report™ is a registered trademark of iMoneyNet, Inc. (formerly IBC Financial Data, Inc).

      All investments must be made in U.S. dollars. Investments in the Notes may be made individually, jointly or as custodial or trust investments and may be opened by individuals, corporations, partnerships, firms or associations.
      Employees of Ford Credit, Ford and certain of its subsidiaries may invest in the Notes through payroll deduction subject to limitations established from time to time by Ford Credit.
      Investments by Check. You may purchase Notes by sending a check to Ford Interest Advantage, The Northern Trust Company, P.O. Box 75935, Chicago, Illinois 60675-5935. Checks should be made payable to “Ford Interest Advantage.” The amount of a check for an initial Note investment must be at least $1,000 and should be accompanied by a completed investment application. For subsequent investments, you should indicate your investment identification number on the check and enclose an investment form which is provided as a detachable stub on statements and investment confirmations mailed by the Agent Bank. Check investments sent by regular mail and received by the Agent Bank prior to 9:00 a.m. E.S.T. will be invested in Notes, and will begin accruing interest, on the first business day following the business day on which the check investment is received by the Agent Bank in proper form. Check investments received by the Agent Bank after that time on a business day, or on a non-business day, will be invested in Notes, and will begin accruing interest, on the day following the first business day after that check investment is received. Checks are accepted subject to collection at full face value in U.S. funds and must be drawn in U.S. dollars on a bank in the U.S. Investments made by check may be redeemed after 10 business days or any shorter time as determined from time to time by Ford Credit.
      Investments by Electronic Transfer. You may purchase Notes by wire transfer or automated clearing house transfer of funds to Ford Interest Advantage, The Northern Trust Company. The Routing Code of The Northern Trust Company for such transfers is 0710-00152. For all investments through these electronic transfers, the transfer instructions must include the name “Ford Interest Advantage” and your name, address, and investment number. Investments by electronic transfer received by the Agent Bank prior to 2:00 p.m. E.S.T. will be invested in Notes, and will begin accruing interest, on the business day received. Investments by electronic transfer received after that time on a business day, or on a non-business day, will be invested in Notes, and will begin accruing interest, on the first business day after that transfer is received. Transferring funds electronically by means other than wire transfer or automated clearing house transfer to the Agent Bank may result in a delay in crediting the investment to your Note investment. Neither Ford Credit nor the Agent Bank will be responsible for delays in funds transfer systems. Amounts invested by electronic transfer typically will be available for redemption on the day of receipt in good order in the case of wire transfers, and five business days after receipt in the case of automated clearing house transfers, or such shorter time as Ford Credit may determine from time to time.
      Investments by Automatic Monthly or Periodic Charge to Bank Accounts. You may purchase Notes by authorizing the Agent Bank to make automatic monthly or periodic charges of $50 or more to your bank account. Upon receipt of your authorization, the Agent Bank will prepare an electronic funds transfer drawn against your bank account for the prescribed amount and will invest the proceeds in the Notes. The proceeds will accrue interest on the same conditions as set forth under “Investments by Check.” You may change the amount of the automatic or periodic investment (subject to the $50 monthly minimum) or terminate investments at any time by providing notice to the Agent Bank. From time to time Ford Credit may, at its sole discretion, authorize the Agent Bank to accept deposits of less than the $50 minimum amount. The requested change or termination will be effective as soon as practicable after receipt of notice by the Agent Bank. Investments made by Automatic Monthly or Periodic Charge to bank accounts may be redeemed after five business days or such shorter time as determined from time to time by Ford Credit.
      Forms to establish the Automatic Monthly or Periodic Charge to bank accounts are available from the Agent Bank.
      Investment Information. The Agent Bank maintains a record of your investments in the Notes. The net outstanding aggregate principal amount of your Notes is equal to all amounts invested in the Notes, including Notes purchased with reinvested interest, less redemptions. Shortly after the end of each reporting period, the Agent Bank will send you a Note investment statement setting forth a summary of all transactions relating to your investment in the Notes during the period, including beginning and ending aggregate principal amounts and interest paid and reinvested for the period. Statements are presently offered quarterly or, by special request to the Agent Bank, monthly. This information is also available on our web site. The full amount of your taxable interest income reportable for Federal income tax purposes for the year also will be provided annually.
How to Redeem Investments
      General. You may redeem all or any part of your investment at any time. Investments may be redeemed by writing a redemption check, by writing or telephoning a request for redemption by bank check and by electronic transfer. We may also offer other methods of redemption from time to time, at our option. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored if made within 10 business days from the receipt of the related investment check. If you need more immediate access to your funds you may avoid this delay by investing through one of the other available means of investment. Investors redeeming their Notes will receive all accrued and unpaid interest. In addition, Ford Credit reserves the right to redeem the Notes of any holder who is determined by Ford Credit to have abused the redemption provisions or other provisions of the Notes.
      Redemption by Bank Check. You may redeem all or a portion of the net aggregate principal amount of your Notes at any time by writing or telephoning the Agent Bank requesting redemption. Redemptions will be made by bank check ($250 minimum), mailed to your registered address.
      Written requests for redemption by bank check should be sent to Ford Interest Advantage, c/o The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936. All written requests for redemption require the signatures of all persons in whose names the Notes are registered, including joint owners, signed exactly as their names appear on the investment application submitted to the Agent Bank. If the request in proper form for redemption by bank check is received by the Agent Bank in its Ford Interest Advantage Servicing Area prior to 11:00 a.m. E.S.T. on a business day, the bank check normally will be mailed on that business day. Bank checks normally will be mailed on the next business day if the redemption request, in proper form, is received by the Agent Bank after 11:00 a.m. E.S.T. on a business day. Interest will accrue to but not including the business day the bank check is prepared.
      Written and telephone redemption requests should not be made to Ford or Ford Credit.
      Check Redemption. You will be provided with a supply of redemption checks free of charge following receipt by the Agent Bank of a properly completed investment application on which the Check Redemption Option is requested. If the Check Redemption Option is requested by written request after an investment application has been submitted, the request must be accompanied by signatures of all registered investment owners. These signatures must be guaranteed. Guarantees must be signed by an authorized signatory and the statement “Signature Guaranteed” must appear with the signature. Notarized signatures are not sufficient. The signature guarantee is to prevent fraud or misrepresentation and is for your protection. In certain instances, additional documentation may be required including, but not limited to, trust instruments, birth certificates, death certificates, or appointments as executor or administrator.
      If you elect the Check Redemption Option you may order additional redemption checks by using the check reorder form in your current checkbook, by telephoning The Northern Trust Company toll-free at 800-462-2614, or through our web site. Redemption checks will be sent only to the registered investment owners and only to the registered investment address. Election of the Check Redemption Option does not create a checking or other bank account or a depositor or banking relationship with the Agent Bank or Ford Credit.
      You may make redemption checks payable to the order of anyone in any amount not less than the minimum redemption amount (currently $250). Checks presented for less than the minimum redemption amount will not be honored. No fee will be charged by Ford Credit to process checks payable in amounts equal to or greater than the minimum redemption amount. Ford Credit may modify the minimum redemption amount from time to time. Ford Credit also may, at its sole discretion, elect to honor checks for less than the minimum redemption amount and may charge a processing fee for such checks which will be deducted from the net aggregate principal amount of your Notes.
      If your Notes are held jointly with others, all persons whose names appear on the investment register must sign the redemption checks unless otherwise specified on the investment application or subsequent written request and so indicated on the checks. The amount of the Notes to be redeemed by check will continue accruing interest until the redemption check is presented for payment.
      If the amount of a redemption check is greater than the net aggregate principal amount of your Notes, the check will not be honored and will be returned marked “insufficient funds” and you will be charged a fee in an amount determined by Ford Credit. You also will be charged a fee to place a stop order on a redemption check. Copies of redemption checks on which payment has been made will be provided to you by the Agent Bank upon your request, but a fee may be charged for this service. Ford Credit reserves the right at any time to modify, terminate or suspend the procedures permitting check redemptions.
      Redemption by Electronic Transfer. By selecting the Redemption by Electronic Transfer Option on the investment application or in a subsequent written request, you may arrange to have redemption proceeds transferred by wire transfer or automated clearing house transfer to a predesignated account at a bank or other financial institution. The minimum amounts for such transfers are $500 for wire transfers and $50 for automated clearing house transfers. By use of this redemption option, you authorize the Agent Bank to act on telephone or written redemption instructions, without signature guarantees, from any person or persons representing themselves to be the registered owners of your Notes. The Agent Bank’s records of such instructions are binding. In order to be eligible for redemption by electronic transfer, you must designate an account number at a bank or other financial institution to receive electronic transfers of redemption proceeds. The day and time at which a Redemption by Electronic Transfer is received by the receiving financial institution will vary based on the type of transfer selected and the time of day that complete transfer instructions are received by the Agent Bank. Interest will accrue to but not including the business day on which the redemption proceeds are transferred. A fee may be charged for redemptions by electronic transfer.
      If you have not selected the Redemption by Electronic Transfer Option on the investment application or in a subsequent request, you may request redemption by wire transfer subject to the conditions described in the preceding and following paragraphs and to the additional condition that your request be in writing accompanied by guaranteed signatures of all registered investment owners whose signatures are required for a redemption by check.
      Electronic transfer redemption instructions must designate Ford Interest Advantage, your name, the Note investment number, the name(s) of the registered owner(s) submitting the electronic redemption request and the routing code of the predesignated bank. Electronic transfer redemption instructions may be effected by telephoning the Agent Bank toll-free at 800-462-2614 or through our web site. The predesignated bank and account number may be changed only upon written request to the Agent Bank with the signature of each registered investment owner (including joint owners) of the Notes guaranteed. Neither the Agent Bank nor Ford Credit will be responsible for delays in the electronic funds transfer system or the authenticity of withdrawal instructions. Electronic transfer redemption proceeds will be wired to a predesignated account at a bank that is a member of the Federal Reserve System, or to a correspondent bank of the predesignated bank if the predesignated bank is not a member of the Federal Reserve System. If the correspondent bank fails to notify the predesignated bank immediately, there may be a delay in crediting the funds to the predesignated bank account. The procedures permitting redemptions by electronic transfer may be modified, terminated or suspended at any time by Ford Credit.
Indenture and Trustee
      The Notes are issuable under an Indenture dated as of July 1, 1985, as supplemented, referred to hereafter as the Indenture, between Ford Credit and The Bank of New York (The Bank of New York, in its capacity as trustee under the Indenture, or any successor trustee is referred to hereafter as the Trustee). A copy of the Indenture also is filed as an exhibit to the registration statement filed with the Commission covering the offering of the Notes, and statements in this prospectus relating to the Notes are subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference. Ford Credit may from time to time enter into one or more additional supplemental indentures without the consent of the holders of the Notes, providing for the issuance of Notes under the Indenture in addition to the principal amount authorized on the date of this Prospectus.
      The Bank of New York, the Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.
Limitation on Liens
      If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 5.05 in the Indenture.)
Merger and Consolidation
      The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 5.05 in the Indenture (summarized under “Limitation on Liens” above) without equally and ratably securing the Indenture Securities. (Section 12.03 in the Indenture.)
Events of Default
      The following events are defined in the Indenture as “Events of Default”:

•	failure to pay principal or interest when due;

•	failure to perform any other covenants for 90 days after notice; and

•	the bankruptcy, insolvency or related reorganization of Ford Credit. (Section 7.01 in the Indenture.)
      The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give the Noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Noteholders. (Section 7.07 in the Indenture.)
      Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default. (Section 5.06 in the Indenture.)

      The holders of a majority in aggregate principal amount of all outstanding Notes have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 7.06 in the Indenture.) The Indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. (Section 8.01 in the Indenture) Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders unless they shall have offered to the Trustee reasonable security or indemnity. (Section 8.02 in the Indenture.)
Modification of the Indenture
      With certain exceptions, under the Indenture, Ford Credit’s rights and obligations and the rights of the Noteholders may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding; but no such modifications may be made which would (i) diminish the principal amount of any Note, or accrued and unpaid interest thereon; or (ii) reduce the above-stated percentage of Notes, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Notes then outstanding. (Section 11.02 in the Indenture.)
AGENT BANK AND ADMINISTRATION
      Ford Credit employs an Agent Bank, currently The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, to act as Ford Credit’s Agent for the Ford Interest Advantage. Services performed by the Agent Bank and its affiliates include establishment and maintenance of Note investment records, including transactions processing and accounting; preparation of Note investment statements and other correspondence; investor servicing; advice on the principal balance of Notes; accrual of interest income and payment of interest earned; and required tax reporting and filings with proper authorities. For these services, Ford Credit pays the Agent Bank an agency and administrative fee monthly based on the number of Notes with positive balances at the end of each month, as well as reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone and wire expenses). These costs and all other costs incurred in connection with the offering of the Notes are paid by Ford Credit. Investors may be charged administrative service fees as described in this Prospectus. Also, investors may incur charges in obtaining required signature guarantees.
      Ford Credit has established a Ford Interest Advantage Committee, which meets as needed to assist in the administration of the Terms and Conditions, interpret their provisions, establish rules or procedures relating to the Notes, or determine procedures to set rates of interest for the Notes. The members of the committee are employees of Ford Credit or Ford.
TAXES
      The Notes are not qualified under Section 401(a) of the Internal Revenue Code. Accordingly, all interest credited to the Notes or paid in any taxable year is reportable by the investor, and other holders, as taxable income for Federal income tax purposes. No part of the taxable interest is excludable from taxable income.
      The statement sent to the investor or other holders by the Agent Bank covering the final reporting period of each year will state the full amount reportable as taxable income. The Agent Bank also will file tax information returns as required by law. State and local income taxes and related tax reporting also may be applicable. Investors are individually responsible for complying with applicable Federal, state and local tax laws and should consult their individual tax advisors regarding any specific questions.
TERMINATION, SUSPENSION OR MODIFICATION
      Ford Credit expects that Ford Interest Advantage will continue for some time, but reserves the right at any time to terminate, to suspend or from time to time to modify the program in part, or in its entirety, or in respect of categories of investors, including investors located in one or more jurisdictions. Ford Credit may, in its discretion, temporarily suspend the acceptance of new investments in Notes without such suspension constituting a suspension or termination of the program. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee. No termination, modification or suspension will affect your right to redeem your Notes or diminish the net aggregate principal amount of your Notes as of the effective date thereof.
RIGHTS NOT TRANSFERABLE
      No right or interest in or to a Note is assignable or transferable in whole or in part except for redemptions and no attempted assignment or transfer otherwise will be effective. Except for redemptions, and except for the right to correct any investments in Notes made in error, no right or interest of any investor in a Note shall be liable for, or subject to, any obligation or liability of such investor.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for the quarter ended March 31, 2005 and for the years 2000-2004 for Ford Credit are included as an exhibit to the First Quarter 10-Q Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the quarter ended March 31, 2005 and for the years 2000-2004 for Ford are included in Ford’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and are incorporated in this prospectus by reference.
USE OF PROCEEDS
      The net proceeds from the sale of the Notes will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper or borrowings under bank lines of credit) or may be invested temporarily in short-term securities.
      Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.
PLAN OF DISTRIBUTION
      The Notes are offered on a continuing basis by Ford Credit directly on its behalf and no commissions will be paid. Ford Credit may from time to time designate agents in certain jurisdictions through whom Notes may be offered. Such agents shall receive no commissions but shall be reimbursed for certain expenses incurred in connection with such efforts. Ford Credit has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.
LEGAL OPINIONS
      Stacy P. Thomas, who is Ford Credit’s Assistant Secretary, has given an opinion about the legality of the Notes. Mr. Thomas owns Ford common stock and options to purchase shares of Ford common stock.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2004 10-K Report have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, referred to hereafter as PwC, an independent registered public accounting firm, given on their authority as experts in accounting and auditing.
      None of the interim financial information included in the First Quarter 10-Q Report has been audited by PwC. PwC has reported that they have applied limited procedures in accordance with professional standards for reviews of interim financial information. Accordingly, you should restrict your reliance on their report on such information. PwC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the interim financial information because such reports do not constitute “reports” or “parts” of the registration statements prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.

FORD INTEREST ADVANTAGE

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
      The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

Securities and Exchange Commission registration fee	$0
Printing and engraving	$290,000
Legal fees and expenses	$5,000
Accounting fees	$10,000
Fees and expenses of Trustee	$60,000
Miscellaneous	$25,000

Total	$390,000

Item 15. Indemnification of Directors and Officers.
      Section 145 of the General Corporation Law of Delaware provides as follows:
      145. Indemnification of officers, directors, employees and agents; insurance —

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such persons reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 5 of Article Ninth of the Certificate of Incorporation of Ford Credit provides as follows:
LIMITATION ON LIABILITY OF DIRECTORS;
INDEMNIFICATION AND INSURANCE.
      5.1. Limitation on Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the Delaware General Corporation Law or

(iv) for any transaction from which the director derived an improper personal benefit.
      If the Delaware General Corporation Law is amended after approval by the stockholders of this subsection 5.1 of Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
      5.2. Effect of any Repeal or Modification of Subsection 5.1. Any repeal or modification of subsection 5.1 of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
      5.3. Indemnification and Insurance.
      5.3a. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys’ fees, amounts paid or to be paid in settlement and excise taxes imposed on fiduciaries with respect to (i) employee benefit plans, (ii) charitable organizations or (iii) similar matters) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to subsection 5.3b of this Article NINTH) only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this subsection 5.3a of Article NINTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection 5.3a of Article NINTH or otherwise.

      5.3b. Right of Claimant to Bring Suit. If a claim which the corporation is obligated to pay under subsection 5.3a of this Article NINTH is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
      5.3c. Miscellaneous. The provisions of this Section 5.3 of Article NINTH shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this Section 5.3 of Article NINTH should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.
      5.3d. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 5.3 of Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
      5.3e. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
      5.3f. Indemnification of Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the corporation to the fullest extent of the provisions of this Section 5.3 of Article NINTH with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.
      Similar indemnification provisions in Section 5 of Article NINTH of the Certificate of Incorporation of Ford are applicable to directors, officers and employees of Ford Credit who serve as such at the request of Ford.
      Paragraph XXVI (formerly Paragraph XXIV) of Ford’s Savings and Stock Investment Plan provides as follows with respect to the members of the Savings and Stock Investment Plan Committee:

No member of the Committee or alternate for a member or director, officer or employee of any Participating Company shall be liable for any action or failure to act under or in connection with the Plan, except for his own bad faith; provided, however, that nothing herein shall be deemed to relieve any such person from responsibility or liability for any obligation or duty under ERISA. Each director, officer, or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member or a director, officer or employee of any Participating Company, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company’s written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that a Participating Company may have to indemnify him or hold him harmless.

      Pursuant to the Underwriting Agreements relating to its underwritten offerings of securities, the underwriters have agreed to indemnify Ford Credit, each officer and director of Ford Credit and each person, if any, who controls Ford Credit within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act. The Sales Agency Agreements and the Purchase Agreements filed as Exhibits to, or incorporated by reference in, Ford Credit’s Registration Statements relating to its offerings of medium-term notes, provide for similar indemnification by the Agents named therein.
      Ford Credit is insured for liabilities it may incur pursuant to Article NINTH of its Certificate of Incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Ford Credit’s Certificate of Incorporation. The premium for both insurance coverages is paid by Ford.
      Pursuant to Paragraph X of the Ford Money Market Account Program (the “Program”) each member and alternate or a member of the Program Committee and each officer and director of each Participating Company is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Program.
      Pursuant to Paragraph VIII of the Ford Money Market Account Plan (the “Plan”) each member and alternate member of the Plan Committee and each officer, director and employee of Ford Credit is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Plan.
      Pursuant to Paragraph VIII of the Ford Interest Advantage Terms and Conditions (the “Terms and Conditions”) each member and alternate member of the Ford Interest Advantage Committee and each officer, director and employee of Ford Credit is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Terms and Conditions.
Item 16. Exhibits.

Exhibit No.	Description

Exhibit 4-A	Indenture dated as of July 1, 1985 between Ford Credit and The Bank of New York, Trustee, filed as Exhibit 4-A to Registration Statement No. 2-96762 and incorporated herein by reference.
Exhibit 4-B	Form of Note is included in Exhibit 4-I.
Exhibit 4-C	Form of First Supplemental Indenture dated as of November 15, 1987 between Ford Credit and The Bank of New York, Trustee, filed as Exhibit 4-C to Registration Statement No. 33-18496 and incorporated herein by reference.
Exhibit 4-D	Form of Second Supplemental Indenture dated as of October 15, 1988 between Ford Credit and The Bank of New York, Trustee, filed as Exhibit 4-D to Registration Statement No. 33-24928 and incorporated herein by reference.
Exhibit 4-E	Form of Third Supplemental Indenture dated as of March 1, 1996 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-E to Registration Statement No. 33-62973 and incorporated herein by reference.

Exhibit No.	Description

Exhibit 4-F	Form of Fourth Supplemental Indenture dated as of March 1, 1998 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-F to Registration Statement No. 333-45015 and incorporated herein by reference.
Exhibit 4-G	Form of Fifth Supplemental Indenture dated as of February 1, 2000 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-G to Registration Statement No. 333-92595 and incorporated herein by reference.
Exhibit 4-H	Form of Sixth Supplemental Indenture dated as of August 27, 2003 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-H to Registration Statement 333-107955 and incorporated herein by reference.
Exhibit 4-I	Form of Seventh Supplemental Indenture between Ford Credit and The Bank of New York, Trustee.
Exhibit 4-J	Ford Interest Advantage Terms and Conditions.
Exhibit 5	Opinion of Stacy P. Thomas, Assistant Secretary of Ford Credit, as to the legality of the Notes registered hereunder.
Exhibit 12-A	Calculation of Ratios of Earnings to Fixed Charges of Ford Credit, incorporated by reference to Exhibit 12 to Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
Exhibit 12-B	Calculation of Ratios of Earnings to Fixed Charges of Ford, incorporated by reference to Exhibit 12 to Ford’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
Exhibit 15	Letter from PricewaterhouseCoopers LLP regarding unaudited interim financial information.*
Exhibit 23-A	Consent of PricewaterhouseCoopers LLP.*
Exhibit 23-B	Consent of Stacy P. Thomas is contained in his opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24	Powers of Attorney.*
Exhibit 25	Statement of Eligibility on Form T-1 of The Bank of New York, Trustee.*

*	Previously filed.
Item 17. Undertakings.
      The undersigned registrant hereby undertakes:
      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      Provided, however, that paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ford Credit pursuant to the provisions described under Item 15 above, or otherwise, Ford Credit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ford Credit or Ford of expenses incurred or paid by a director, officer or controlling person of Ford Credit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ford Credit, or Ford, as the case may be, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on the 1st day of July, 2005.

FORD MOTOR CREDIT COMPANY

By:	Michael E. Bannister*

(Michael E. Bannister)
Chairman of the Board
and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Michael E. Bannister* (Michael E. Bannister)	Chairman of the Board, Chief Executive Officer, and Director (principal executive officer)

David P. Cosper* (David P. Cosper)	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

Don R. Leclair* (Don R. Leclair)	Director and Audit Committee Member

James C. Gouin* (James C. Gouin)	Director and Audit Committee Member	July 1, 2005

Ann Marie Petach* (Ann Marie Petach)	Director and Audit Committee Member

Terry D. Chenault* (Terry D. Chenault)	Director

John T. Noone* (John T. Noone)	Director

Richard C. Van Leeuwen* (Richard C. Van Leeuwen)	Director

A. J. Wagner* (A. J. Wagner)	Director

*By: /s/ Stacy P. Thomas (Stacy P. Thomas) Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4-A	Indenture dated as of July 1, 1985 between Ford Credit and The Bank of New York, Trustee, filed as Exhibit 4-A to Registration Statement No. 2-96762 and incorporated herein by reference.
Exhibit 4-B	Form of Note is included in Exhibit 4-I.
Exhibit 4-C	Form of First Supplemental Indenture dated as of November 15, 1987 between Ford Credit and The Bank of New York, Trustee, filed as Exhibit 4-C to Registration Statement No. 33-18496 and incorporated herein by reference.
Exhibit 4-D	Form of Second Supplemental Indenture dated as of October 15, 1988 between Ford Credit and The Bank of New York, Trustee, filed as Exhibit 4-D to Registration Statement No. 33-24928 and incorporated herein by reference.
Exhibit 4-E	Form of Third Supplemental Indenture dated as of March 1, 1996 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-E to Registration Statement No. 33-62973 and incorporated herein by reference.
Exhibit 4-F	Form of Fourth Supplemental Indenture dated as of March 1, 1998 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-F to Registration Statement No. 333-45015 and incorporated herein by reference.
Exhibit 4-G	Form of Fifth Supplemental Indenture dated as of February 1, 2000 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-G to Registration Statement No. 333-92595 and incorporated herein by reference.
Exhibit 4-H	Form of Sixth Supplemental Indenture dated as of August 27, 2003 between Ford Credit and The Bank of New York, Trustee. Filed as Exhibit 4-H to Registration Statement 333-107955 and incorporated herein by reference.
Exhibit 4-I	Form of Seventh Supplemental Indenture between Ford Credit and The Bank of New York, Trustee.
Exhibit 4-J	Ford Interest Advantage Terms and Conditions.
Exhibit 5	Opinion of Stacy P. Thomas, Assistant Secretary of Ford Credit, as to the legality of the Notes registered hereunder.
Exhibit 12-A	Calculation of Ratios of Earnings to Fixed Charges of Ford Credit, incorporated by reference to Exhibit 12 to Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
Exhibit 12-B	Calculation of Ratios of Earnings to Fixed Charges of Ford, incorporated by reference to Exhibit 12 to Ford’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
Exhibit 15	Letter from PricewaterhouseCoopers LLP regarding unaudited interim financial information.*
Exhibit 23-A	Consent of PricewaterhouseCoopers LLP.*
Exhibit 23-B	Consent of Stacy P. Thomas is contained in his opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24	Powers of Attorney.*
Exhibit 25	Statement of Eligibility on Form T-1 of The Bank of New York, Trustee.*

*	Previously filed.